Exhibit 99.1
NEWS  RELEASE

FOR IMMEDIATE RELEASE
                                                                                                                                Contact: Beth Coury, VP, Marketing
Kesselring Holding Corporation
Phone: 941-961-0190
Email: bcoury@kesselringholding.com

Badertscher Appointed to Kesselring Board; King Steps Down

BRADENTON, Florida – September 5, 2007 – Kesselring Holding Corporation (OTCBB: KSSH) announced today that it has appointed Douglas P. Badertscher, the company’s new Chief Executive Officer, to the Board of Directors effective immediately.

Badertscher was elected to replace Curtis King, who is stepping down after his recent victory in the state Senate GOP primary in the 14th Legislative District in Yakima, Washington. King is President of King Brothers Woodworking Inc., a subsidiary company of Kesselring Holding Corporation.

“We thank Curtis for his service to the Board in this past year and wish him continued success in his political endeavors,” stated Clifford H.Wildes, Chairman of the Board of Directors.  “Doug is a welcome addition to the Board, with his vast experience serving companies at the Board level, completing mergers and acquisitions, and raising capital.  He will add significant value for our shareholders and I look forward to working with him.”

Badertscher has more than 22 years of experience providing financial, business and management services to the health care and financial sectors.  He has served as CEO or COO for public and private surgery centers, ancillary healthcare providers and physician groups, including Midtown Imaging, Coastal Orthopedics, Integrated Orthopedics and Pendulum Practice Management Company.  He also has 14 years of experience in the financial industry as the manager of New York-based companies Equitable and Mutual of New York.

Kesselring Holding Corporation is proud of the fact that our subsidiaries have been independently operating since 1948 in the areas of restoration, construction, aluminum products, cabinetry, woodworking, and door and hardware materials.  These companies include:  Kesselring Restoration Corporation, Kesselring Coastal Construction Corporation, Kesselring Aluminum Corporation, King Brothers Woodworking Inc., and King Door & Hardware Inc.  With offices in Florida and Washington State, the companies provide skilled experience, customized project management, and a reputation for quality and integrity. For more information about Kesselring Holding Corporation or any of its subsidiaries, please visit www.KesselringCorp.com on the Web or call 941-371-0440.

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SAFE HARBOR STATEMENT

6710 Professional Parkway, Suite 301 • Sarasota, FL • 34240
941.371.0440 • fax 941-379-1922 • www.KesselringCorp.com

Certain information included in this press release and Company filings (collectively, SEC Filings) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties concerning the Company’s ability to raise capital, national and local economic conditions, including conditions in the restoration, construction and building products industries, changes in interest rates, the impact of severe weather on the Company’s restoration and construction operations, the effect of governmental regulation on the Company and other factors described from time to time in our filings with the Securities and Exchange Commission.

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6710 Professional Parkway, Suite 301 • Sarasota, FL • 34240
941.371.0440 • fax 941-379-1922 • www.KesselringCorp.com